FOR IMMEDIATE RELEASE

Ruby Tuesday, Inc. Reports Fiscal Second Quarter 2016 Financial Results
Same-Restaurant Sales Increase 0.8%; Second Consecutive Quarter of Growth
Restaurant Level Margin Improves 175 Basis Points
Reaffirms Adjusted Net Income Per Share Guidance for Fiscal Year 2016

MARYVILLE, TN – January 7, 2016 - (Business Wire) – Ruby Tuesday, Inc. (NYSE: RT) today announced fiscal second quarter 2016 financial results for the period ended December 1, 2015 and also updated its guidance for fiscal year 2016.

Fiscal Second Quarter 2016 Highlights (13 weeks ended December 1, 2015, compared to the 13 weeks ended December 2, 2014):
▪	Same-restaurant sales increased 0.8%
▪	Total revenue decreased 0.6% to $261.0 million, primarily due to a net reduction of 20 corporate-owned restaurants
▪	Restaurant level margin improved 175 basis points to 15.6%
▪	Net loss was $15.8 million, or ($0.26) per diluted share, compared to $9.3 million, or ($0.15) per diluted share
▪	Adjusted Net Loss* was $2.4 million, or ($0.04) per diluted share, compared to a prior year Adjusted Net Loss of $5.0 million, or ($0.08) per diluted share
▪	Adjusted EBITDA* was $14.1 million compared to $10.2 million in the prior year
▪	As of December 1, 2015, the Company had cash on hand of $45.3 million

* Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share are non-GAAP measures.  Reconciliations of Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share to the most directly comparable financial measures presented in accordance with GAAP are set forth in the schedules accompanying this release.  See “Non-GAAP Financial Measures.”

JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer, commented, "We are pleased that our positive performance continued for a second straight quarter with an increase in same-restaurant sales of 0.8%, which outperformed the Knapp Track industry benchmark by 60 basis points.  As our top-line continued to stabilize, we also delivered solid year-over-year improvement in restaurant level margins and Adjusted EBITDA during the quarter.  We believe we have the right strategy in place to achieve our guidance for the fiscal year and remain focused on our primary goal to deliver profitable and sustainable same-restaurant guest count growth which we believe will lead to more consistent same-restaurant sales performance.”

Buettgen continued, “Going forward, we will continue to lead our brand transformation, executing on our new key priorities which include enhancing the menu offerings, testing our new Garden Bar initiative and remodel program while communicating more effectively with our target customer through digital and social media.  We believe these initiatives will foster higher guest retention and frequency across all Ruby Tuesday locations over the longer term and ultimately produce sustainable same-restaurant sales growth, improve our long-term profitability, and maximize value for our shareholders.  I would like to thank our entire team for their commitment to implementing our brand transformation strategy.”

Fiscal Second Quarter 2016 Financial Results

Total revenue was $261.0 million, a decrease from last year of $1.7 million, or 0.6%, primarily due to a net reduction of 20 corporate-owned restaurants compared to the second quarter last year, partially offset by a same-restaurant sales increase of 0.8% at corporate-owned Ruby Tuesday restaurants.

▪
Second quarter same-restaurant sales increase of 0.8% was positively impacted by approximately 30 basis points due to the Labor Day holiday being reported in our first quarter last year versus being reported in our second quarter this year.  Year-over-year guest counts were down 2.2% for the quarter while check growth rose 3.0%.

Cost of sales decreased to $70.3 million from $71.6 million in the prior fiscal year’s second quarter.  As a percentage of corporate-owned restaurant sales, cost of sales decreased approximately 30 basis points to 27.1% from 27.4%.  The decrease was primarily driven by a one-time settlement for pricing discrepancies and expense savings, partially offset by inflationary cost pressures.

Selling, general & administrative expenses (SG&A) increased to $27.8 million from $27.3 million in the prior fiscal year’s second quarter.  The increase in SG&A was primarily due to increased marketing spend to support the transition and launch of our new marketing campaign, partially offset by lower G&A expenses.

GAAP net loss was $15.8 million, or ($0.26) per diluted share, compared to net loss of $9.3 million, or ($0.15) per diluted share in the prior fiscal year’s second quarter.

Adjusted Net Loss was $2.4 million, or ($0.04) per diluted share, an improvement of $2.6 million compared to a Net Loss $5.0 million, or ($0.08) per diluted share, in the prior fiscal year’s second quarter.  A reconciliation between net loss and Adjusted Net Loss is included in the accompanying financial data.

Balance Sheet

The Company ended the fiscal 2016 second quarter with cash and cash equivalents totaling $45.3 million and book debt of $231.9 million.

Restaurant Activity

On November 5, 2015 Ruby Tuesday announced an agreement to sell eight corporate-owned Lime Fresh Mexican Grill locations to Rubio’s Restaurants for approximately $6.3 million in a transaction projected to be completed by the end of the fiscal year.  Additionally, the Company closed its 11 remaining corporate-owned Lime Fresh Mexican Grill restaurants while maintaining its eight franchised locations.

As of December 1, 2015, there were 733 Ruby Tuesday restaurants system-wide, of which 655 were corporate-owned, and 16 Lime Fresh Mexican Grills, eight of which were corporate-owned.  During the second quarter, there was one Ruby Tuesday and 11 Lime Fresh Mexican Grill closings.

Fiscal Year 2016 Financial Outlook

The Company is reaffirming its full-year Adjusted Net Income per share guidance of $0.12 to $0.17 based on the following updated assumptions:

▪	Same-restaurant sales – Fiscal 2016 same-restaurant sales of flat to up 1% (vs. flat to up 2% previously). Third quarter-to-date same-restaurant sales support this range.
▪	Unit Development – A net reduction of 11-14 corporate-owned Ruby Tuesday restaurants.
▪	Restaurant Level Margin – Fiscal 2016 restaurant level margins of 17.3% to 17.6% (vs. 17.0% to 17.5% previously).
▪	Selling, General, and Administrative Expense – Fiscal 2016 SG&A ranging from $114 to $117 million (vs. $116 to $120 million previously).
▪
Tax Rate – Adjusted Net Income is calculated using the statutory tax rate of 39.69%. This provides a more consistent tax rate to facilitate review and analysis of the Company’s financial performance. The Company is limited in the amount of tax credits that can be utilized each year based upon taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or tax credit carry-forwards due to the Company’s tax valuation allowance.

▪	Capital Expenditures – Fiscal 2016 capital expenditures ranging from $36 to $38 million (vs. $34 to $38 million previously).

Reclassification of Amortization of Intangible Assets

Beginning in the first quarter of 2016, the Company reclassified its Amortization of intangible assets from “Other restaurant operating costs” to “Depreciation and amortization.” The Company believes this reclassification better aligns the Company with its peers and increased both current and prior period restaurant level margins by approximately 20 basis points. The schedule accompanying the condensed unaudited consolidated financial statements has been revised to reflect the reclassification of Amortization of intangible assets.

Conference Call & Webcast

JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer, Jill Golder, Chief Financial Officer, as well as Dave Skena, Chief Marketing Officer will host a conference call today to discuss fiscal second quarter 2016 financial results at 5:00 PM Eastern Time.  The conference call can be accessed live over the phone by dialing (877) 269-7756 or for international callers by dialing (201) 689-7817.  A replay will be available after the call and can be accessed by dialing 877-660-6853 or for international callers by dialing 201-612-7415; the passcode is 13627401. The replay will be available through Thursday, January 21, 2016.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

Ruby Tuesday, Inc. will also present at the 18th Annual ICR Conference in Orlando on Wednesday, January 13, 2016 at 8:30 a.m. Eastern time.  A live webcast of the call will be available on the following websites:  www.rubytuesday.com and http://wsw.com/webcast/icr2/rt.  The conference presentation will be archived on the Company’s website.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday and Lime Fresh brand restaurants.  As of December 1, 2015, there were 733 Ruby Tuesday restaurants in 44 states, 12 foreign countries, and Guam, and there were 16 Lime Fresh restaurants in two states. Of those restaurants, we owned and operated 655 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 28 domestic and 50 international restaurants. We also owned and operated eight Lime Fresh restaurants and franchised eight Lime Fresh domestic restaurants.  Our corporate-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/Income per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with United States Generally Accepted Accounting Principles (GAAP). We also believe that securities analysts, investors and other interested parties frequently use EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share in evaluating issuers. Because other companies in some cases calculate EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income, or Adjusted Net (Loss)/ Income per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net (Loss)/ Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share, all of which are non-GAAP financial measures. The Company defines EBITDA as income before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain non-cash and/or non-recurring expenses including, but not limited to, Closures and Impairments, Trademark Impairment and Executive Transition. Adjusted Net (Loss)/ Income is defined as Net (Loss)/ Income, excluding certain non-cash and/or non-recurring expenses/(income) as detailed in Adjusted EBITDA, net of tax as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, and Income Tax (Benefit)/Provision Adjusted to the Statutory Rate. Adjusted Net (Loss)/ Income per share is defined as Adjusted Net (Loss)/ Income divided by diluted shares outstanding.

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of growth in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended June 2, 2015.

Investor Relations
Melissa Calandruccio
(646) 277-1273
melissa.calandruccio@icrinc.com

Media Relations
Liz DiTrapano
(646) 277-1226
Liz.ditrapano@icrinc.com

Financial Tables

Financial Results For the Second Quarter and First 26 Weeks of Fiscal Year 2016
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		26 Weeks		26 Weeks
	Ended		Ended		Ended		Ended
	December 1,	Percent	December 2,	Percent	December 1,	Percent	December 2,	Percent
	2015	of Revenue	2014	of Revenue	2015	of Revenue	2014	of Revenue
Revenue:
Restaurant sales and operating revenue	$ 259,330	99.4	$ 261,206	99.4	$ 537,237	99.4	$ 540,663	99.4
Franchise revenue	1,626	0.6	1,453	0.6	3,199	0.6	3,178	0.6
Total Revenue	260,956	100.0	262,659	100.0	540,436	100.0	543,841	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold (excluding depreciation and amortization shown below)	70,305	27.1	71,646	27.4	146,546	27.3	146,793	27.2
Payroll and related costs	92,284	35.6	93,964	36.0	187,619	34.9	189,806	35.1
Other restaurant operating costs(1)	56,385	21.7	59,516	22.8	118,592	22.1	118,734	22.0

Restaurant Level Margin (excludes franchise revenue) (1)	40,356	15.6	36,080	13.8	84,480	15.7	85,330	15.8

Depreciation and amortization (1)	12,936	5.0	13,119	5.0	25,742	4.8	26,358	4.9
(as a percent of Total revenue)
Selling, general and administrative, net	27,848	10.7	27,292	10.4	57,244	10.6	58,193	10.7
Closures and impairments, net	10,073	3.9	1,075	0.4	12,785	2.4	2,557	0.5
Trademark impairments	1,999	0.8	-	-	1,999	0.4	-	-
Total operating costs and expenses	271,830		266,612		550,527		542,441

(Loss)/Earnings From Operations	(10,874)	(4.2)	(3,953)	(1.5)	(10,091)	(1.9)	1,400	0.3

Interest expense, net	5,105	2.0	5,915	2.3	11,105	2.1	11,337	2.1

Loss before income taxes	(15,979)	(6.1)	(9,868)	(3.8)	(21,196)	(3.9)	(9,937)	(1.8)
Benefit for income taxes	(180)	(0.1)	(595)	(0.2)	(1,203)	(0.2)	(3,229)	(0.6)

Net Loss	$ (15,799)	(6.1)	$ (9,273)	(3.5)	$ (19,993)	(3.7)	$ (6,708)	(1.2)

Net Loss Per Share:
Basic	$ (0.26)		$ (0.15)		$ (0.33)		$ (0.11)
Diluted	$ (0.26)		$ (0.15)		$ (0.33)		$ (0.11)

Shares:
Basic	61,455		60,534		61,400		60,476
Diluted	61,455		60,534		61,400		60,476

(1) Beginning in the first quarter of 2016, the Company reclassified its Amortization of intangible assets from Other restaurant operating costs to Depreciation and amortization. While the reclassification had no impact on net (loss)/income, it did impact the Company's Other restaurant operating costs and Restaurant-level margin.

Financial Results For the Second Quarter of Fiscal Year 2016
(Amounts in thousands)
(Unaudited)
	December 1,	June 2,
CONDENSED BALANCE SHEETS	2015	2015
Assets

Cash and Cash Equivalents	$45,251	$75,331
Accounts Receivables	5,628	5,287
Inventories	25,782	20,411
Income Tax Receivable	2,070	-
Prepaid Rent and Other Expenses	12,861	12,398
Assets Held for Sale	8,006	5,453

Total Current Assets	99,598	118,880

Property and Equipment, Net	732,420	752,174
Deferred Income Taxes, Net	2,361	-
Other Assets	49,739	54,398

Total Assets	$884,118	$925,452

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$1,867	$10,078
Income Tax Payable	-	1,069
Deferred Income Taxes, Net	2,361	7
Other Current Liabilities	85,163	99,227

Total Current Liabilities	89,391	110,381

Long-Term Debt, including Capital Leases	230,049	231,017
Deferred Income Taxes, Net	-	1,442
Deferred Escalating Minimum Rents	51,852	50,768
Other Deferred Liabilities	66,004	66,261

Total Liabilities	437,296	459,869

Shareholders' Equity	446,822	465,583

Total Liabilities and
Shareholders' Equity	$884,118	$925,452

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Loss, and Adjusted Net Loss Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	December 1,	December 2,	December 1,	December 2,
	2015	2014	2015	2014

Net Loss	$(15,799)	$(9,273)	$(19,993)	$(6,708)

Depreciation and Amortization	12,936	13,119	25,742	26,358
Interest Expense, Net	5,105	5,915	11,105	11,337
Benefit for Income Taxes	(180)	(595)	(1,203)	(3,229)
EBITDA	$2,062	$9,166	$15,651	$27,758

Closures and Impairments, Net (1)	10,073	1,075	12,785	2,557
Trademark Impairment (2)	1,999	-	1,999	-
Executive Transition (3)	-	-	(1,274)	-
Adjusted EBITDA	$14,134	$10,241	$29,161	$30,315

Net Loss	$(15,799)	$(9,273)	$(19,993)	$(6,708)

Closures and Impairments, Net (net of tax) (1)(5)	6,075	648	7,711	1,542
Trademark Impairment (net of tax) (2)(5)	1,205	-	1,205	-
Executive Transition (net of tax) (3)(5)	-	-	(768)	-
Debt Prepayment Penalties & Deferred Financing Fees (net of tax) (4)(5)	-	293	654	293
Income Tax (Benefit)/Provision Adjusted to Statutory Rate (6)	6,162	3,322	7,210	715
Adjusted Net Loss	$(2,357)	$(5,010)	$(3,981)	$(4,158)

Net Loss Per Share	$(0.26)	$(0.15)	$(0.33)	$(0.11)

Adjusted Net Loss Per Share	$(0.04)	$(0.08)	$(0.06)	$(0.07)

Basic Shares Outstanding	61,455	60,534	61,400	60,476

Diluted Shares Outstanding	61,455	60,534	61,400	60,476

(1) Includes impairments, lease reserves, and closing cost adjustments.
(2) In connection with the planned sale and closures of our Company-owned Lime Fresh restaurants, we recorded a $2.0 million trademark impairment charge representing a partial impairment of the Lime Fresh trademark during the second quarter of fiscal year 2016.  The Lime Fresh trademark has a net book value of $0.9 million remaining at December 1, 2015.

(3) On July 25, 2015, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company.  Accordingly, included within our share-based compensation expense for the first quarter is a forfeiture credit of $1.3 million in connection with the forfeiture of 333,000 unvested stock options and 137,000 unvested shares of restricted stock.

(4) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest expense and included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(5) Adjusted for income taxes based on a statutory tax rate of 39.69%.
(6) Represents the difference between the benefit for Taxes at the quarterly effective tax rate versus the statutory tax rate of 39.69%.  Adjusted Net Loss per share applies the statutory rate to pre-tax loss and adjustments to loss.

Ruby Tuesday, Inc.
Number of restaurants at end of period

	December 1,	December 2,
	2015	2014
Ruby Tuesday:
Company-Owned	655	663
Domestic Franchised	28	30
International Franchised	50	51
Total	733	744

Lime Fresh:
Company-Owned	8	20
Domestic Franchised	8	8
Total	16	28

Total Restaurants:
Company-Owned	663	683
Domestic Franchised	36	38
International Franchised	50	51
System-wide total	749	772